Exhibit 99.1

Company Contact:
Mr. Y. Tristan Kuo
Chief Financial Officer
China Biologic Products, Inc.
Tel: +86-538-6202206 in China
Email: IR@chinabiologic.com
www.chinabiologic.com

FOR RELEASE AT 8:00 a.m. EST (New York) on December 23, 2010

China Biologic Appoints KPMG as its Independent Registered Public Accounting Firm

TAI'AN, China, December 23, 2010 -- China Biologic Products, Inc. (Nasdaq: CBPO the “Company”), one of the leading plasma-based biopharmaceutical companies in the People's Republic of China, today announced that it has dismissed Frazer Frost, LLP (“Frazer Frost”) as the Company’s independent registered public accounting firm and has appointed KPMG in its stead.

The decision to change auditors was not the result of any disagreement between the Company and Frazer Frost on any matter of accounting practices, financial statement disclosure, or auditing scope or procedure. The change was authorized and approved by the Company’s board of directors on December 22, 2010.

About China Biologic Products, Inc.

China Biologic Products, Inc., through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co., Ltd. and Guiyang Dalin Biologic Technologies Co., Ltd. and its equity investment in Xi'an Huitian Blood Products Co., Ltd., is currently one of the leading plasma-based biopharmaceutical companies in China. The Company is a fully integrated biologic products company with plasma collection, production and manufacturing, research and development, and commercial operations. The Company's plasma-based biopharmaceutical products are irreplaceable during medical emergencies and are used for the prevention and treatment of various diseases. The Company sells its products to hospitals and other healthcare facilities in China. For additional information, please see the Company's website at http://www.chinabiologic.com.

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